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                                Exhibit No. 3.5
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                      GUARANTEE AND REPLACEMENT AGREEMENT
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     FOR VALUE RECEIVED, and to induce ___________________________ ("Investor"), to participate and invest in Genesis Financial Group, Inc. ("Corporation") through the purchase of certain Installment Sales Contracts ("Contracts") sold to the Investor pursuant to the Corporation's SB-1 registered offering ("Offering"), and to accept the Contracts so purchased pursuant to the aforesaid Offering, the undersigned Corporation guarantees the following:


     1.   Replacement of Defaulted Contract.  In the event the underlying
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consumer on the Contract defaults on his or her obligations thereunder, the
Corporation will replace the defaulted Contract with a new Contract having comparable terms and provisions as soon as reasonably practicable.


     2.   Guarantee of Payments.  In the event of a default under a Contract and
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a replacement Contract is not readily available, the Corporation guarantees the payment when due of all sums currently or thereafter to be paid to the Investor under the defaulted Contract until such time as a replacement Contract is substituted therefor. The purpose of this Guarantee is to assure the Investor of his receiving all regularly scheduled payments owed under the Contracts in accordance with his investment in the Corporation pursuant to the aforesaid Offering. Notwithstanding this Guarantee, no reserve fund will be established by the Corporation for this purpose.

     3.   Interpretation.  This Agreement shall be construed and interpreted in
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accordance with the laws of the Commonwealth of Virginia.

     In Witness Whereof, Corporation signs and delivers to Investor this Agreement on the ___ day of __________________, 199____.

                                                  "CORPORATION"

Witness:                                Genesis Financial Group, Inc.,
                                        a Virginia Corporation

_________________________
                                        By: ___________________________

                                        Its: ___________________________

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